SECRETARY’S CERTIFICATE

The undersigned, Carmine Lekstutis, hereby certifies that he is the duly elected Secretary of JPMorgan Private Markets Fund (the “Fund”), and further certifies that the following resolutions were approved by the Board of Trustees of the Fund (the “Board”), at a joint meeting of the Fund, JPMorgan Credit Markets Fund (“JCRED”) and JPMorgan Public and Private Income Fund (“J-PINC”) (the Fund, JCRED and J-PINC collectively being the “Insureds”) duly called and held on June 15, 2026, at which a quorum was at all times present and that such resolutions have not been modified or rescinded and are in full force and effect as of the date hereof.

RESOLVED, that the Officers of the Insureds be, and each of the hereby is, authorized to enter into a liability insurance policy maintained by The Federal Insurance Company, a Chubb subsidiary, in the amount and with the deductible in substantially the form presented at this meeting, with such changes as the Officers, with the advice of counsel, shall deem necessary or appropriate as conclusively evidenced by the execution and delivery of the liability insurance policy, which will cover each Insured and its Trustees and officers (each of whom shall be deemed a third-party beneficiary thereof) generally against liabilities and expenses arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities for or relating to the Insureds, subject to such ordinary exceptions as the officer executing the same, deems necessary or appropriate; and

FURTHER RESOLVED, that the Insureds’ participation in the above-referenced liability insurance policy is in the best interests of each Insured; and

FURTHER RESOLVED, that the Insureds shall be named as an insured under a fidelity bond maintained by The Federal Insurance Company, a Chubb subsidiary, having coverage that complies with Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and issued by a reputable fidelity insurance company, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and other employees of the Insureds from time to time, containing such provisions as may be required by the rules promulgated under the 1940 Act; and

FURTHER RESOLVED, that the fidelity bond in the amount and in substantially the form presented at this meeting, with such changes as the Officers, with the advice of counsel, shall deem necessary or appropriate, as conclusively evidenced by the execution and delivery of the fidelity bond, be, and the same hereby is, approved after consideration of all factors deemed relevant by the Board, and separately by a majority of the Independent Trustees, including, among other things, the value of the aggregate assets of the Insureds to which any person covered under the bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Insureds’ assets, and the nature of the securities in each Insured’s portfolio; and

FURTHER RESOLVED, that the share of the premium to be allocated to each Insured for the fidelity bond, which is based upon their proportionate share of the sum of the premiums that would have been paid if such fidelity bond had been purchased separately, be, and the same hereby is, approved by the Board, and separately by a majority of the Independent Trustees, after having given due consideration to, among other things, the number of other parties insured under the fidelity bond, the nature of the business activities of those other parties, the amount of the fidelity bond, the amount of the premium for the fidelity bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to each Insured under the fidelity bond is less than the premium that an Insured would have had to pay had it maintained a single insured bond; and

FURTHER RESOLVED, that the Officers of the Insureds be, and each of them hereby is, authorized to enter into said fidelity bond in substantially the form presented at this meeting, with such changes as the Officers, with the advice of counsel, shall deem necessary or appropriate and pay the premium therefor; and

FURTHER RESOLVED, that the Joint Fidelity Bond Agreement (the “Fidelity Agreement”) entered into among the Insureds under the foregoing fidelity bond coverage is approved and ratified and that the Officers be, and each of them hereby is, authorized, empowered and directed to enter into and execute the Fidelity Agreement, with such changes thereto as the Officers, with the advice of counsel, shall deem necessary or appropriate, the signature or signatures of one or more Officers thereon to be conclusive evidence that the same was deemed necessary or appropriate and was authorized hereby, all in accordance with applicable law, rules and regulations and the Declaration of Trust and the By-Laws; and

FURTHER RESOLVED, that the employees of the Adviser be, and hereby are, designated as the party responsible for making the necessary filings and giving notices with respect the Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the Officers of the Insureds be, and each of them hereby is, authorized, empowered and directed to prepare, execute and file such amendments and supplements, with such changes as such officers, with the advice of counsel, shall deem necessary or appropriate, to the aforesaid agreement, as conclusively evidenced by the execution and delivery of the said amendments and supplements, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act and the rules and regulations thereunder, all in accordance with applicable law, rules and regulations and the Declaration of Trust and the By-Laws.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of August, 2026.

/s/ Carmine Lekstutis
Carmine Lekstutis
Chief Legal Officer and Secretary